                                                     Registration No. 333-
                                                                           -----

     As filed with the Securities and Exchange Commission on November 1, 2001

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                                HANDLEMAN COMPANY
             (Exact name of registrant as specified in its charter)

                MICHIGAN                                       38-1242806
     (State or other jurisdiction of                        (I.R.S. Employer
     incorporation or organization)                        Identification No.)

           500 KIRTS BOULEVARD                                 48084-4142
             TROY, MICHIGAN                                    (Zip Code)
(Address of Principal Executive Offices)

                                HANDLEMAN COMPANY
                        2001 EMPLOYEE STOCK PURCHASE PLAN
                            (Full title of the plan)

                    STEPHEN STROME, CHAIRMAN OF THE BOARD AND
                             CHIEF EXECUTIVE OFFICER
                                HANDLEMAN COMPANY
                               500 KIRTS BOULEVARD
                               TROY, MI 48084-4142
                     (Name and address of agent for service)

                                 (248) 362-4400
          (Telephone number, including area code, of agent for service)


                         CALCULATION OF REGISTRATION FEE

===================================================================================================================
       Title of                                        Proposed                 Proposed
      securities                 Amount                 maximum                  maximum              Amount of
         to be                    to be             offering price              aggregate           registration
      registered               registered             per share              offering price              fee
-------------------------------------------------------------------------------------------------------------------
Common Stock (1)               700,000  (2)           $11.98   (3)            $8,386,000.00           $2,096.50

-------------------------------------------------------------------------------------------------------------------

(1)  $0.01 par value per share.
(2) This Registration Statement shall also cover any additional shares of Registrant's Common Stock which are granted under the Plan by reason of any stock dividend, stock split, recapitalization or similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of Registrant's Common Stock.
(3) Calculated pursuant to Rule 457(c) and (h)(1) under the Securities Act, solely for the purpose of computing the registration fee, and based on the average of the high and low prices of the Registrant's Common Stock as traded on the New York Stock Exchange on October 30, 2001.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.           INCORPORATION OF DOCUMENTS BY REFERENCE.

         The documents listed below are incorporated by reference in this Registration Statement:

         1. Annual Report of Handleman Company ("Registrant" or the "Company") on Form 10-K for the fiscal year ended April 28, 2001, filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         2. Quarterly Report of the Registrant on Form 10-Q for the fiscal quarter ended July 28, 2001, filed with the Commission pursuant to the Exchange Act.

         3. Proxy Statement of Registrant on Schedule 14A dated August 3, 2001, as filed with the Commission pursuant to Section 14(a) of the Exchange Act.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein by reference modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.           DESCRIPTION OF SECURITIES.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         The Company's authorized capital stock consists of 60,000,000 shares of common stock, $0.01 par value per share ("Common Stock"), and 1,000,000 shares of preferred stock, $1.00 par value per share ("Preferred Stock"). The following description of the Company's capital stock does not purport to be complete or to give full effect to Michigan statutory or common law and is, in all respects, qualified by reference to the applicable provisions of the Michigan Business Corporation Act ("MBCA") and the Company's Restated Articles of Incorporation and Bylaws. As of September 5, 2001 there were 26,817,966 shares of Common Stock issued and outstanding.

COMMON STOCK

         Subject to the prior rights of the holders of any Preferred Stock, the holders of outstanding shares of Common Stock will be entitled to receive dividends out of assets legally available therefor at such time and in such amounts as the board of directors may from time to time determine. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock will be entitled to receive pro rata the Company's assets that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding. Each outstanding share of the Company's Common Stock will be entitled to one vote on all matters submitted to a vote of shareholders.

PREFERRED STOCK

         The Company's board of directors may, without further action by the shareholders, from time to time, direct the issuance of shares of Preferred Stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of Preferred Stock would reduce the amount of funds available for the payment of dividends on shares of Common Stock. Holders of shares of Preferred Stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any payment is made to the holders of shares of Common Stock. Under certain circumstances, the issuance of, or the ability to issue, shares of Preferred Stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, the board of directors, without shareholder approval, may issue shares of Preferred Stock with voting and conversion rights which could adversely affect the holders of shares of Common Stock. No shares of Preferred Stock are issued and outstanding.

ANTI-TAKEOVER PROVISION OF THE ARTICLES AND BYLAWS

         Certain provisions of our Restated Articles of Incorporation and Bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company through either a tender offer or a proxy contest for the election of directors. Such provisions could also limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. The Restated Articles and the Bylaws contain provisions which (i) classify the board of directors into three classes as nearly equal in number as possible, and provide that each director will serve for three years with directors in only one class being elected each year, (ii) permit the board of directors to issue up to 1,000,000 shares of Preferred Stock in one or more series and to fix the number of shares, and the voting powers and all other rights and preferences of any such series, without any further vote or action by the shareholders, (iii) require the approval by at least 80% of the outstanding shares of our voting stock of any plan for the merger, consolidation, sale or other transfer of all or substantially all of the Company's assets, the issuance or transfer of the Company's voting stock for the assets or securities of another person if, in all such cases, such person is, or within the preceding twelve months has been, the beneficial owner of five percent or more of the outstanding shares of the Company's Common Stock and (iv) provide that directors may be removed only with cause, by a vote of the holders of a majority of the shares entitled to vote at an election of directors. The approval by at least 80% of the outstanding shares of our voting stock is required to amend or repeal the provisions in the Restated Articles for the classified board of directors and for the super majority approval for extraordinary transactions. In addition, the Restated Bylaws provide that special meetings of shareholders may be called by the chairman of the board of directors, the board of directors or a majority of shareholders entitled to vote at the meeting. All of the above-described provisions may have the effect of delaying or preventing a change of control, which could adversely affect the market price of the Company's Common Stock.

LISTING

         The Company's Common Stock is traded on the New York Stock Exchange under the trading symbol "HDL."

ITEM 5.           INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Alan E. Schwartz, partner of Honigman Miller Schwartz and Cohn LLP, which firm is delivering an opinion of counsel regarding the validity of the securities being offered in this Registration Statement, served as a director of the Company until September 10, 2001.

ITEM 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The MBCA permits Michigan corporations to limit the personal liability of directors and officers for breaches of their fiduciary duties. The Restated Articles of Incorporation of the Registrant so limit the liability of directors. The Registrant's Bylaws also provide for indemnification of directors and officers.

         The Restated Articles of Incorporation limit director liability for money damages for breaches of fiduciary duty as a director, except for liability for (i) the amount of a financial benefit received by a director to which he or she is not entitled, (ii) intentional infliction of harm on the corporation or shareholders, (iii) a violation of Section 551(1) of the MBCA, or (iv) an intentional criminal act. These provisions, however, do not affect liability under the Securities Act of 1933, as amended.

         The MBCA authorizes a corporation under specified circumstances to indemnify its directors and officers (including reimbursement for expenses incurred) for any action taken or any failure to take any action as a director or officer, except for liability for specified acts. The provisions of the Registrant's Bylaws relating to indemnification of directors and officers limit director, officer and employee liability to the fullest extent permitted by Michigan Law. The provisions of the MBCA are broad enough to permit indemnification with respect to liabilities arising under the Securities Act of 1933, as amended or the Michigan Uniform Securities Act.

         In addition, the Registrant has obtained directors' and officers' liability insurance. The policy provides for $50,000,000 in coverage, including liabilities under the Securities Act of 1933, as amended.

ITEM 7.           EXEMPTION FROM REGISTRATION CLAIMED.

         Not Applicable

ITEM 8.           EXHIBITS.

         4.1 Restated Articles of Incorporation dated June 30, 1989, incorporated by reference to Exhibit 3 filed with the Registrant's Annual Report on Form 10-K, dated May 1, 1993.

         4.2 Bylaws adopted March 7, 1990, as amended June 16, 1993 and December 6, 1995 and further amended January 12, 2001, incorporated by reference to Exhibit A filed with the Registrant's Annual Report on Form 10-K dated July 24, 2001.

         5.1      Opinion of Honigman Miller Schwartz and Cohn LLP.

         23.1 Consent of Honigman Miller Schwartz and Cohn LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

         99.1 Handleman Company 2001 Employee Stock Purchase Plan, incorporated by reference to Appendix B to the Proxy Statement on Form DEF 14A (file no. 001-07923), filed with the Commission on August 3, 2001.

ITEM 9.           UNDERTAKINGS.

         (a)      The undersigned Registrant hereby undertakes:

                           (1) To file, during any period in which offers or
                  sales are being made, a post-effective amendment to this Registration Statement;

                               (i) To include any prospectus required by
                           Section  10(a)(3) of the Securities Act of 1933;

                               (ii) To reflect in the prospectus any facts
                           or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                               (iii) To include any material information
                           with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                           Provided, however, that paragraphs (a)(1)(i) and
                  (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                           (2) That, for the purpose of determining any
                  liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3) To remove from registration by means of a
                  post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, on October 31, 2001.


                                   HANDLEMAN COMPANY



                                   By:    /s/ Stephen Strome
                                          -------------------------------------
                                          Stephen Strome, Chairman of the Board
                                          and Chief Executive Officer

                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of HANDLEMAN COMPANY, a Michigan corporation (the "Company"), hereby constitutes and appoints Stephen Strome or Thomas C. Braum, Jr., and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, each with the power of substitution for him in any and all capacities, with full power and authority in said attorneys-in-fact and agents and in any one or more of them, to sign, execute and affix his seal thereto and file the proposed registration statement on Form S-8 to be filed by the Company under the Securities Act of 1933, as amended, which registration statement relates to the registration and issuance of the Company's Common Stock, pursuant to the Handleman Company 2001 Employee Stock Purchase Plan and any of the documents relating to such registration statement, any and all amendments to such registration statement, including any amendment thereto changing the amount of securities for which registration is being sought, and any post-effective amendment, with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority; granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

               Signature                                  Title                                 Date
               ---------                                  -----                                 ----

/s/ Peter J. Cline                               President, Chief Operating                  October 31, 2001
----------------------------------------          Officer and Director
    Peter J. Cline


/s/ Thomas C. Braum, Jr.                         Senior Vice President - Finance             October 31, 2001
----------------------------------------          and Chief Financial Officer
    Thomas C. Braum, Jr.


/s/ Donald M. Genotti                            Vice President and                          October 31, 2001
----------------------------------------         Controller (Chief Accounting Officer)
    Donald M. Genotti


/s/ John M. Barth                                Director                                    October 31, 2001
----------------------------------------
    John M. Barth


/s/ Elizabeth A. Chappell                        Director                                    October 31, 2001
----------------------------------------
    Elizabeth A. Chappell


/s/ Richard H. Cummings                          Director                                    October 31, 2001
----------------------------------------
    Richard H. Cummings


/s/ David Handleman                              Director                                    October 31, 2001
----------------------------------------
    David Handleman


/s/ Sandra E. Peterson                           Director                                    October 31, 2001
----------------------------------------
    Sandra E. Peterson

                                INDEX TO EXHIBITS


Exhibit
Number                            Exhibit
------                            -------


4.1 Restated Articles of Incorporation dated June 30, 1989, incorporated by reference to Exhibit 3 filed with the Registrant's Annual Report on Form 10-K, dated May 1, 1993.

4.2 Bylaws adopted March 7, 1990, as amended June 16, 1993 and December 6, 1995 and further amended January 12, 2001, incorporated by reference to Exhibit A filed with the Registrant's Annual Report on Form 10-K dated July 24, 2001.

5.1      Opinion of Honigman Miller Schwartz and Cohn LLP.

23.1 Consent of Honigman Miller Schwartz and Cohn LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

99.1 Handleman Company 2001 Employee Stock Purchase Plan incorporated by reference to Appendix B of the Proxy Statement on Form DEF 14A (file no. 001-07923), filed with the Commission on August 3, 2001.